UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2018

ServiceSource International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 17th St., 5th Floor

Denver, CO 80202

(Address of principal executive offices, including zip code)

(720) 889-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2018 the Board of Directors (“Board”) of ServiceSource International, Inc. (the “Company”) appointed Deborah A. Dunnam, 60, as the Company’s Chief Operating Officer. She has served as an Executive Vice President of the Company since September 2018. From January 2016 to June 2018, Ms. Dunnam served as Corporate Vice President, Inside Sales, at Microsoft. Prior to her role at Microsoft, Ms. Dunnam spent nearly a decade in various senior leadership roles at Cisco Systems, most recently as Senior Vice President, Worldwide Service Sales and Global Customer Success, from March 2012 to December 2015.

On November 7, 2018, the Company and Ms. Dunnam entered into an employment agreement (the “Dunnam Employment Agreement”), which provides that Ms. Dunnam will receive an annual base salary of $400,000 and, for 2018, a guaranteed cash bonus of $60,000, and for the 2019 calendar year and subsequent years, an annual target bonus opportunity of up to 75% of her base salary. In addition, the Dunnam Employment Agreement provides that, subject to the approval of the Board (or the Compensation Committee of the Board), Ms. Dunnam will receive:

(i)

an award of stock options to purchase up to 500,000 shares of the Company’s common stock, which stock options are scheduled to vest as to 25% of the underlying shares on the first anniversary of the date of grant and thereafter, in monthly installments for 36 months, and

(ii)

25,000 restricted stock units (“RSUs”), which RSUs are scheduled to vest as to 25% of the underlying shares on the first anniversary of the date of grant and thereafter, in three equal installments on each of the second, third and fourth anniversary of the date of grant.

Vesting of the stock options and the RSU awards will be subject to Ms. Dunnam’s continued service with the Company through each vesting date.

In the event that Ms. Dunnam’s employment is terminated by the Company without Cause or if Ms. Dunnam should resign for Good Reason (in each case as defined in the Dunnam Employment Agreement):

(i)

Ms. Dunnam will be entitled to receive severance payments in an aggregate amount equal to nine months of her then-current annual base salary, payable over the nine-month period following Ms. Dunnam’s termination (the “Dunnam Base Salary Severance”), plus any bonus earned under the Company’s Corporate Incentive Plan (the “CIP”) prior to the termination date and through the period nine months following the termination date (the “Dunnam CIP Payment”), even if she is not employed on the pay-out date as required by the CIP;

(ii)	Ms. Dunnam’s outstanding and unvested equity awards shall immediately have their vesting accelerated by 12 months from the employment termination or resignation date; plus

(iii)

Ms. Dunnam will be entitled to receive a lump sum payment in an amount equal to nine times the monthly premium for COBRA continuation coverage, whether or not Ms. Dunnam actually elects COBRA continuation coverage (such COBRA payment, together with the Dunnam Base Salary Severance and the CIP Payment, the “Dunnam Severance Payments”).

Additionally, if, upon or within 18 months following a Company Change of Control (as defined in the Dunnam Employment Agreement), Ms. Dunnam’s employment is terminated without Cause or she resigns for Good Reason, Ms. Dunnam will be entitled to receive the Dunnam Severance Payments set forth above and all of Ms. Dunnam’s then-outstanding unvested equity awards will become fully vested.

In order to receive any of the severance benefits under the Dunnam Employment Agreement, Ms. Dunnam will be required to execute a customary release of claims in favor of the Company. The Dunnam Employment Agreement also includes a non-solicitation covenant in favor of the Company following Ms. Dunnam’s termination of employment.

There are no arrangements or understandings between Ms. Dunnam and any other persons pursuant to which Ms. Dunnam was appointed an officer of the Company. Ms. Dunnam does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Dunnam has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

The foregoing description of the Dunnam Employment Agreement is qualified in its entirety by reference to the full and complete terms of the Dunnam Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 7, 2018, the Company issued a press release announcing the appointment of current director Gary B. Moore as Executive Chairman of the Board, as well as Ms. Dunnam’s appointment as Chief Operating Officer. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Restated Employment Agreement dated as of November 7, 2018 between ServiceSource International, Inc. and Deborah A. Dunnam.

99.1	Press release regarding appointments of Gary B. Moore and Deborah A. Dunnam, dated November 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2018

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Patricia Elias
Name:	Patricia Elias
Title:	Executive Vice President, General Counsel